FOR IMMEDIATE RELEASE

Contacts: For Inverness: Doug Guarino 781647 3900; For Chembio: James Carbonara, The Investor Relations Group 212-825-3210; For StatSure: Investor Relations 508 872 2625

Inverness Medical Innovations, Chembio Diagnostics, Inc. and StatSure Diagnostic Systems, Inc. Announce Agreements to Market Rapid HIV and Other Tests

WALTHAM, MA; MEDFORD, NY; FRAMINGHAM, MA; October 5, 2006 - Inverness Medical Innovations, Inc. (Amex: IMA), Chembio Diagnostics, Inc. (OTCBB:CEMI), and StatSure Diagnostic Systems, Inc. (OTCBB: SSUR) announced today that they had entered into a series of agreements that provide Inverness with exclusive worldwide marketing rights to Chembio’s FDA-cleared, point of care, rapid test for the detection of antibodies to HIV. The test utilizes Inverness’ proprietary lateral flow technology as well as StatSure’s patented “barrel” technology designed to maximize ease of use and minimize exposure to infectious agents.

In addition, Inverness obtains exclusive US marketing rights to Chembio’s proprietary lateral flow cassette test (HIV 1/2 STAT PAK(TM)) for antibodies to HIV which will complement Inverness’ market-leading Determine rapid HIV test (only sold outside the U.S.). In conjunction with this agreement, Chembio and StatSure will equally share in the profits relating to the application of the barrel technology and have settled past litigation between them. Details of this settlement are being announced separately.

Both Chembio HIV tests are FDA-cleared for use with fingertip blood, whole blood, serum or plasma for the detection of HIV-I as well as HIV-II antibodies. The proprietary barrel format has been designed to provide distinctive customer benefits relating to convenience, safety and product performance. Both tests achieved a sensitivity of 99.7% and a specificity of 99.9% in clinical trials.

Inverness also has granted Chembio a license to its lateral flow technology to manufacture and market the Chembio cassette HIV product and a Chembio dipstick HIV test outside the US and to manufacture and market certain defined veterinary and emerging disease tests. Inverness will also receive non-exclusive worldwide marketing rights under Inverness brands to this latter group of products and has invested $2 million in a Chembio financing as announced separately today. In addition, Inverness will also grant to SDS a license to its lateral flow technology for an HIV cassette product as well as certain other products.

The addition of two new HIV products, the FDA-cleared “barrel” and cassette formats, further strengthens the Inverness line of point of care testing products, already one of the broadest in the market. Rapid HIV testing is an expanding area with strong growth potential in Inverness’s key markets of physician office and hospital testing as well as having the potential to be sold through retail channels. The HIV products will be introduced in the US as soon as FDA clearance is received for the use of Inverness labeling.

Commenting on the agreements, Ron Zwanziger, CEO of Inverness, said, “We are very pleased to be able to work with Chembio and StatSure to market these products. The recently published revised HIV testing recommendations from the CDC point to the need for screening all adults aged 13-64 as well as for routine testing for pregnant women and persons at high risk of infection.”

Lawrence Siebert, President of Chembio commented, “This is a significant milestone for our company as we believe Inverness will be able to achieve widespread distribution of our products. We look forward to working with Inverness and StatSure on the barrel product and HIV cassette in the US, and capitalizing on the licenses we have received.”

Steve Peltzman, CEO of StatSure commented, “Great technology, when married to outstanding manufacturing and Inverness’ marketing, can produce extraordinary results. We believe this team will deliver those results as customers around the world recognize their needs for rapid HIV testing are best served by these new product entries.”

ABOUT INVERNESS MEDICAL
Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women's health, cardiology and infectious disease. The Company's new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts. For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. (OTCBB: CEMI), a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com. Chembio has scheduled an investor web cast and conference call for Tuesday October 10, 2006 at 4:30 pm EDT to discuss these transactions as well as its recent financing. Details to follow in a subsequent press release.

ABOUT STATSURE
StatSure Diagnostic Systems, Inc. (OTCBB: SSUR) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral- fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations. Please visit our website at http://www.StatSure.com

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect the parties' current views with respect to future events and are based on management's current assumptions and information currently available. Actual results may differ materially due to numerous factors, including without limitation, the future demand for HIV testing products; Inverness’ ability to successfully commercialize the products; the intensely competitive environment in the relevant markets and the risks and uncertainties described in periodic reports filed by each of the parties with the Securities and Exchange Commission under the federal securities laws, including their periodic reports on Form 10-Q or Form 10-QSB, as applicable, for the period ended June 30, 2006. The parties undertake no obligation to update any forward-looking statements contained herein.